I.   INTRODUCTION AND EXECUTIVE SUMMARY

MORTEN BEYER & AGNEW (MBA) has been retained by Morgan Stanley & Co. International Limited to determine the Adjusted Base Values of 61 aircraft and one engine as of November 30, 1999. The aircraft and the engine and their Base Values are identified in Section II of this report.

In performing this valuation, MBA did not inspect the aircraft, and the engine or their historical maintenance documentation, and relied solely on information provided to us by Morgan Stanley Aircraft Finance. Based on the information set forth in this report, it is our opinion that the Adjusted Base Value of the 61 aircraft and one engine in this portfolio is $2,103,140,000 as noted in Section III.

MBA uses the definition of certain terms, such as Current Market Value and Base Value, as promulgated by the Appraisal Program of International Society of Transport Aircraft Trading (ISTAT). ISTAT is a non-profit association of management personnel from banks, leasing companies, airlines, manufacturers, brokers, and others who have a vested interest in the commercial aviation industry and who have established a technical and ethical certification program for expert appraisers.

ISTAT defines Current Market Value (CMV) as the appraiser's opinion of the most likely trading price that may be generated for an aircraft under market conditions that are perceived to exist at the time in question. Current Market Value assumes that the aircraft is valued for its highest, best use; that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable and under no unusual pressure for a prompt sale. It also assumes the transaction would be negotiated in an open and unrestricted market on an arm's-length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers.

The ISTAT definition of Base Value (BV) has, essentially, the same elements of Market Value except that the market circumstances are assumed to be in a reasonable state of equilibrium. Thus, Base Value pertains to an idealized aircraft and market combination, but will not necessarily reflect the actual Current Market Value of the aircraft in question. BV is founded in the historical trend of values and is generally used to analyze historical values or to project future values.

II.  VALUATION

In developing the Adjusted Base Values, MBA did not inspect the aircraft and the engine or their historical maintenance documentation, but relied on partial information supplied by the Client. Therefore, we used certain assumptions that are generally accepted industry practice to calculate the value of aircraft when more detailed information is not available. The principal assumptions are as follows:

     1.   The aircraft is in good overall condition.

     2. The overhaul status of the airframe, engines, landing gear and other major components are the equivalent of mid-time/mid-life unless otherwise specified.

     3. The historical maintenance documentation has been maintained to acceptable international standards.

     4. The specifications of the aircraft are those most common for an aircraft of its type and vintage.

     5.   The aircraft is in a standard airline configuration.

     6. The aircraft is current as to all Airworthiness Directives and Service Bulletins.

     7. Its modification status is comparable to that most common for an aircraft of its type and vintage.

     8.   Its utilization is comparable to industry averages.

     9.   There is no history of accident or incident damage.

     10.  No accounting is made for lease obligations or terms of ownership.

Maintenance Adjustments for the airframe is presented in Section IV of this report. Section V presents the adjustments related to the Engines and the Landing Gears. Since there were no information related to the Engine Life Limited Parts (LLPs) and the Landing Gears, they were all assumed to be half-life and no positive or negative adjustments were made. Depending on the Maximum Take Off Weight (MTOW) of each aircraft, adjustments are calculated based on the difference from the aircraft Base MGTOW at 59 dollars per pound.

III. BASE AND ADJUSTED VALUES OF AIRCRAFT & ENGINE

                                                                      Adjusted
Aircraft Type   Engine Type     S/N     Mfg. Date      Base Value    Base Value
-------------   -----------   -------   ---------   --------------   -----------
  A300-600R       PW 4158      A0555     Mar-90       $49,390,000    $48,210,000
  A300-600R     CF6-80C2A5     A0625     Mar-92       $54,460,000    $53,220,000
   A310-300     JT9D-7R4E1     A0409     Nov-85       $30,520,000    $29,499,000
   A310-300     JT9D-7R4E1     A0410     Nov-85       $30,520,000    $30,501,000
   A310-300     JT9D-7R4E1     A0437     Nov-86       $33,090,000    $33,419,000
   A320-200      CFM56-5A3     D0279     Feb-92       $31,110,000    $31,652,000
   A320-200      V2500-A1      D0393     Feb-93       $32,610,000    $33,098,000
   A320-200       CFM-5A3      D0397     Mar-93       $32,970,000    $33,319,000
   A320-200      V2500-A1      D0414     May-93       $32,740,000    $33,363,000
   A320-200      CFM56-5A3     D0446     Oct-93       $33,650,000    $33,834,000
   A320-200      V2500-A1      D0428     May-94       $34,590,000    $35,176,000
   A321-100      V2530-A5      G0557     Dec-95       $36,800,000    $37,638,000
   A321-100      V2530-A5      G0597     May-96       $38,610,000    $37,567,000
   A330-300      CF6-80E1       E054     Apr-94       $87,870,000    $87,754,000
   A340-300     CFM56-5C3G      F094     Mar-95       $97,850,000    $97,684,000
   B737-300      CFM56-3B1     23255     Jun-85       $14,300,000    $14,837,000
   B737-300      CFM56-3B1     23256     uly-85       $14,280,000    $14,961,000
   B737-300      CFM56-3B2     24449     May-90       $19,740,000    $20,575,000
   B737-300     CFM-56-3B2     25161     Feb-92       $22,200,000    $23,784,000
   B737-300      CFM56-3C1     27635     May-95       $27,610,000    $27,137,000
   B737-300      CFM56-3B2     24299     Nov-88       $17,850,000    $19,140,000
   B737-300      CFM56-3C1     26295     Dec-93       $25,270,000    $25,546,000
   B737-300      CFM56-3B1     26309     Dec-94       $26,840,000    $26,602,000
  B737-300F      CFM56-3B2     23811     Oct-87       $19,520,000    $19,936,000
  B737-300QC     CFM56-3B2     23788     May-87       $19,080,000    $19,782,000
   B737-400     CFM56-3-C1     24707     Jun-91       $24,850,000    $24,644,000
   B737-400     CFM56-3-C1     26279     Feb-92       $25,740,000    $26,702,000
   B737-400     CFM56-3-C1     26291     Aug-93       $27,850,000    $28,584,000
   B737-400     CFM56-3-C1     26308     Oct-94       $29,620,000    $29,154,000
   B737-400      CFM56-3C      24234     Oct-88       $21,590,000    $22,435,000
   B737-400      CFM56-3C      25104     May-93       $27,490,000    $27,541,000
   B737-400      CFM56-3C1     25105     Jul-93       $27,370,000    $27,262,000
   B737-400      CFM56-3C      25371     Jan-92       $25,620,000    $25,300,000
   B737-500     CFM56-3-C1     26304     Sep-94       $23,390,000    $23,311,000
   B737-500      CFM56-3B1     25165     Apr-93       $21,450,000    $20,762,000
   B747-300      CF6-80C2      24106     Apr-88       $50,480,000    $51,991,000
   B747-400      RB211-524     24955     Sep-91      $106,050,000   $104,476,000
  B757-200ER    RB211-535E4    23767     Apr-87       $31,320,000    $31,259,000
  B757-200ER      PW2040       24965     Mar-92       $40,600,000    $41,106,000
  B757-200ER      PW2037       25044     May-91       $38,570,000    $39,271,000
  B757-200ER      PW2037       28160     Jul-96       $50,210,000    $50,344,000
  B757-200ER    RB211-535E4    24367     Feb-89       $34,380,000    $33,392,000
  B757-200ER    RB211-535E4    24260     Dec-88       $34,090,000    $35,424,000
  B757-200ER    RB211-535E4    26266     Jan-93       $41,990,000    $42,305,000
  B757-200ER      PW2037       26272     Mar-94       $44,570,000    $42,618,000
  B767-200ER      CF6-80A      23807     Aug-87       $32,050,000    $28,539,000
  B767-300ER    CF6-80C2B2F    24798     Oct-90       $57,770,000    $57,665,000

  B767-300ER    CF6-80C2B6     24875     Jun-91       $59,750,000    $59,425,000
  B767-300ER    CF6-80C2B6F    25132     Feb-92       $61,790,000    $62,469,000
  B767-300ER    CF6-80C2B6F    26256     Apr-93       $66,540,000    $67,204,000
  B767-300ER    CF6-80C2B6F    26260     Sep-94       $70,520,000    $68,534,000
 CF6-80C2B6F    CF6-80C2B6F    704279    Jul-95        $4,750,000     $4,506,000
     F.50         PW125B       20232     Oct-91        $5,360,000     $5,355,000
     F.50         PW125B       20233     Oct-91        $5,360,000     $5,366,000
     F.70      TAY MK620-15    11564     Dec-95       $14,450,000    $14,331,000
     F.70      TAY MK620-15    11565     Feb-96       $14,550,000    $14,430,000
     F.70      TAY MK620-15    11569     Mar-96       $14,600,000    $14,478,000
    MD-82        JT8D-219      49825     Mar-89       $19,270,000    $19,528,000
    MD-83        JT8D-219      49657     Apr-88       $20,630,000    $20,543,000
    MD-83        JT8D-219      49822     Dec-88       $21,440,000    $21,431,000
    MD-83        JT8D-219      49824     Mar-89       $21,690,000    $22,143,000
    MD-83        JT8D-219      53050     May-90       $22,880,000    $21,078,000

                   Total                           $2,104,100,000 $2,103,140,000

IV.  SUMMARY OF VALUE ADJUSTMENTS

 Aircraft    Airframe                 Maintenance       MTOW       Adjusted
   Type        S/N       Base Value   Adjustments    Adjustment   Base Value
 A300-600R    A0555     $49,390,000   ($1,180,000)        $0      $48,210,000
 A300-600R    A0625      54,460,000    (1,240,000)         0       53,220,000
  A310-300    A0409      30,520,000    (1,021,000)         0       29,499,000
  A310-300    A0410      30,520,000      (373,000)      354,000    30,501,000
  A310-300    A0437      33,090,000       (25,000)      354,000    33,419,000
  A320-200    D0279      31,110,000       108,000       434,000    31,652,000
  A320-200    D0393      32,610,000       228,000       260,000    33,098,000
  A320-200    D0397      32,970,000       (85,000)      434,000    33,319,000
  A320-200    D0414      32,740,000       363,000       260,000    33,363,000
  A320-200    D0446      33,650,000      (250,000)      434,000    33,834,000
  A320-200    D0428      34,590,000       131,000       455,000    35,176,000
  A321-100    G0557      36,800,000       602,000       236,000    37,638,000
  A321-100    G0597      38,610,000    (1,043,000)         0       37,567,000
  A330-300     E054      87,870,000      (470,000)      354,000    87,754,000
  A340-300     F094      97,850,000      (579,000)      413,000    97,684,000
  B737-300    23255      14,300,000       (83,000)      620,000    14,837,000
  B737-300    23256      14,280,000        61,000       620,000    14,961,000
  B737-300    24449      19,740,000         9,000       826,000    20,575,000
  B737-300    25161      22,200,000       758,000       826,000    23,784,000
  B737-300    27635      27,610,000    (1,299,000)      826,000    27,137,000
  B737-300    24299      17,850,000       552,000       738,000    19,140,000
  B737-300    26295      25,270,000      (344,000)      620,000    25,546,000
  B737-300    26309      26,840,000      (858,000)      620,000    26,602,000
 B737-300F    23811      19,520,000      (410,000)      826,000    19,936,000
 B737-300QC   23788      19,080,000      (183,000)      885,000    19,782,000
  B737-400    24707      24,850,000      (206,000)         0       24,644,000
  B737-400    26279      25,740,000       283,000       679,000    26,702,000
  B737-400    26291      27,850,000        55,000       679,000    28,584,000
  B737-400    26308      29,620,000        36,000      (502,000)   29,154,000
  B737-400    24234      21,590,000       550,000       295,000    22,435,000
  B737-400    25104      27,490,000      (244,000)      295,000    27,541,000
  B737-400    25105      27,370,000      (403,000)      295,000    27,262,000
  B737-400    25371      25,620,000      (999,000)      679,000    25,300,000
  B737-500    26304      23,390,000      (138,000)       59,000    23,311,000
  B737-500    25165      21,450,000    (1,028,000)      340,000    20,762,000
  B747-300    24106      50,480,000      (436,000)    1,947,000    51,991,000
  B747-400    24955     106,050,000    (1,279,000)     (295,000)  104,476,000
 B757-200ER   23767      31,320,000       (61,000)         0       31,259,000
 B757-200ER   24965      40,600,000      (379,000)      885,000    41,106,000
 B757-200ER   25044      38,570,000       111,000       590,000    39,271,000
 B757-200ER   28160      50,210,000       429,000      (295,000)   50,344,000
 B757-200ER   24367      34,380,000    (1,578,000)      590,000    33,392,000

 B757-200ER   24260      34,090,000       744,000       590,000    35,424,000
 B757-200ER   26266      41,990,000      (275,000)      590,000    42,305,000
 B757-200ER   26272      44,570,000    (1,362,000)     (590,000)   42,618,000
 B767-200ER   23807      32,050,000    (1,033,000)   (2,478,000)   28,539,000
 B767-300ER   24798      57,770,000      (105,000)         0       57,665,000
 B767-300ER   24875      59,750,000    (1,564,000)    1,239,000    59,425,000
 B767-300ER   25132      61,790,000      (501,000)    1,180,000    62,469,000
 B767-300ER   26256      66,540,000      (516,000)    1,180,000    67,204,000
 B767-300ER   26260      70,520,000    (1,573,000)     (413,000)   68,534,000
CF6-80C2B6F   704279      4,750,000      (244,000)        N/A       4,506,000
    F.50      20232       5,360,000        (5,000)         0        5,355,000
    F.50      20233       5,360,000         6,000          0        5,366,000
    F.70      11564      14,450,000      (119,000)         0       14,331,000
    F.70      11565      14,550,000      (120,000)         0       14,430,000
    F.70      11569      14,600,000      (122,000)         0       14,478,000
   MD-82      49825      19,270,000       110,000       148,000    19,528,000
   MD-83      49657      20,630,000       (87,000)         0       20,543,000
   MD-83      49822      21,440,000        (9,000)         0       21,431,000
   MD-83      49824      21,690,000       453,000          0       22,143,000
   MD-83      53050     $22,880,000   ($1,182,000)    ($620,000)  $21,078,000

   Total Base Value  $2,084,360,000   Total Adjusted Base Value $2,082,565,000

V.   AIRFRAME MAINTENANCE CONDITION ADJUSTMENTS

                              Intermediate                 Heavy                  Total Airframe
                              Maintenance               Maintenance                Maintenance
------------------------------------------------------------------------------------------------------
 Aircraft    Aircraft   Potential     Actual     Potential        Actual     Potential       Actual
   Type        S/N
------------------------------------------------------------------------------------------------------
 A300-600R    A0555      $250,000     $50,000      $900,000      $270,000    $1,150,000      $320,000
 A300-600R    A0625      $250,000   ($150,000)     $900,000     ($750,000)   $1,150,000     ($900,000)
 A310-300     A0409      $300,000   ($166,667)   $1,250,000   ($1,041,667)   $1,550,000   ($1,208,333)
 A310-300     A0410      $300,000     $66,667    $1,250,000     ($972,222)   $1,550,000     ($905,556)
 A310-300     A0437      $300,000    $133,333    $1,250,000    $1,041,667    $1,550,000    $1,175,000
 A320-200     D0279      $200,000     $40,000      $500,000     ($116,667)     $700,000      ($76,667)
 A320-200     D0393      $200,000     $40,000      $500,000      $150,000      $700,000      $190,000
 A320-200     D0397      $200,000    ($66,667)     $500,000       $66,667      $700,000            $0
 A320-200     D0414      $200,000    $173,333      $500,000      $200,000      $700,000      $373,333
 A320-200     D0428      $200,000   ($150,000)     $500,000     ($100,000)     $700,000     ($250,000)
 A320-200     D0446      $200,000     $40,000      $500,000     ($129,630)     $700,000      ($89,630)
 A321-100     G0557      $200,000     $66,667      $500,000      $183,333      $700,000      $250,000
 A321-100     G0597      $200,000    ($93,333)     $500,000     ($200,000)     $700,000     ($293,333)
 A330-300      E054      $375,000    $321,429    $1,250,000     ($229,167)   $1,625,000       $92,262
 A340-300      F094      $400,000   ($177,778)   $1,500,000      $100,000    $1,900,000      ($77,778)
 B737-300     23255      $150,000    $126,750      $500,000     ($450,000)     $650,000     ($323,250)
 B737-300     23256      $150,000     $12,000      $500,000      $49,0000      $650,000       $61,000
 B737-300     24449      $150,000    ($94,000)     $500,000      $365,000      $650,000      $271,000
 B737-300     25161      $150,000     $10,000      $500,000      $423,536      $650,000      $433,536
 B737-300     27635      $150,000   ($125,000)     $500,000     ($374,387)     $650,000     ($499,387)
 B737-300     24299      $150,000    ($41,461)     $500,000        $3,220      $650,000      ($38,241)
 B737-300     26295      $150,000   ($146,928)     $500,000     ($196,573)     $650,000     ($343,501)
 B737-300     26309      $150,000          $0      $500,000      ($57,089)     $650,000      ($57,089)
 B737-300F    23811      $150,000    ($17,268)     $500,000     $132,792       $650,000      $115,524
B737-300QC    23788      $150,000          $0      $500,000    ($183,333)      $650,000     ($183,333)
 B737-400     24707      $175,000          $0      $600,000           $0       $775,000            $0
 B737-400     26279      $175,000    $175,000      $600,000     $600,000       $775,000      $775,000
 B737-400     26291      $175,000     $81,853      $600,000     ($385,243)     $775,000     ($303,389)
 B737-400     26308      $175,000          $0      $600,000      $35,806       $775,000       $35,806
 B737-400     24234      $175,000   ($131,250)     $600,000      $425,000      $775,000      $293,750
 B737-400     25104      $175,000     $58,333      $600,000     ($440,000)     $775,000     ($381,667)
 B737-400     251105     $175,000     $97,222      $600,000     ($500,000)     $775,000     ($402,778)
 B737-400     25371      $175,000     $74,178      $600,000     ($418,808)     $775,000     ($344,630)
 B737-500     26304      $150,000     $50,000      $500,000     ($74,074)      $650,000      ($24,074)
 B737-500     25165      $150,000    $116,667      $500,000     ($343,750)     $650,000     ($227,083)
 B747-300     24106      $350,000     $70,000    $1,800,000    ($506,250)    $2,150,000     ($436,250)
 B747-400     24955      $350,000    $116,667    $1,800,000    ($480,000)    $2,150,000     ($363,333)
B757-200ER    23767      $275,000    $213,889      $700,000      $486,111      $975,000      $700,000
B757-200ER    24965      $275,000     $91,667      $700,000      $583,333      $975,000      $675,000
B757-200ER    25044      $275,000     $91,667      $700,000      $19,444       $975,000      $111,111
B757-200ER    28160      $275,000    $183,333      $700,000     ($19,444)      $975,000      $163,889
B757-200ER    24367      $275,000    ($30,556)     $700,000    ($447,222)      $975,000     ($477,778)
B757-200ER    24260      $275,000    $122,222      $700,000     $602,778       $975,000      $725,000
B757-200ER    24266      $275,000    ($91,667)     $700,000     $466,667       $975,000      $375,000
B757-200ER    26272      $275,000    $213,889      $700,000    ($661,111)      $975,000     ($447,222)
B767-200ER    23807      $200,000   ($133,333)     $900,000     $300,000     $1,100,000      $166,667
B767-300ER    24798      $200,000    $155,556      $900,000    ($525,000)    $1,100,000     ($369,444)
B767-300ER    24875      $200,000   ($133,333)     $900,000    ($825,000)    $1,100,000     ($958,333)


                                       7


B767-300ER    25132      $200,000   ($177,778)     $900,000     $275,000     $1,100,000       $97,222
B767-300ER    26256      $200,000    ($66,667)     $900,000           $0     $1,100,000      ($66,667)
B767-300ER    26260      $200,000    $200,000      $900,000    ($572,727)    $1,100,000     ($372,727)
   F.50       20232       $40,000    ($25,948)     $175,000      $45,721       $215,000       $19,773
   F.50       20233       $40,000    ($36,079)     $175,000      $10,268       $215,000      ($25,811)
   F.70       11564      $125,000     ($7,676)     $250,000    ($110,951)      $375,000     ($118,627)
   F.70       11565      $125,000    ($10,489)     $250,000    ($108,993)      $375,000     ($119,481)
   F.70       11569      $125,000    ($12,871)     $250,000    ($109,372)      $375,000     ($122,243)
   MD-82      49825      $150,000     $25,000      $600,000     $385,662       $750,000      $410,662
   MD-83      49657      $150,000    ($30,000)     $600,000      $95,176       $750,000       $65,176
   MD-83      49822      $150,000     $35,465      $600,000    ($333,330)      $750,000     ($297,865)
   MD-83      49824      $150,000   ($108,677)     $600,000     $162,512       $750,000       $53,835
   MD-83      53050      $150,000   ($130,000)     $600,000    ($402,709)      $750,000     ($532,709)

VI.  ENGINE & LANDING GEAR MAINTENANCE CONDITION ADJUSTMENTS

                              Engine Shop Visit            Engine LLP          Landing Gear              Total
-------------------------------------------------------------------------------------------------------------------------
   Aircraft     Aircraft   Potential      Actual      Potential    Actual   Potential  Actual   Potential      Actual
     Type          S/N
-------------------------------------------------------------------------------------------------------------------------
   A300-600R      A0555    $1,500,000   ($1,500,000)  $1,200,000             $200,000           $2,900,000   ($1,500,000)
   A300-600R      A0625    $1,500,000     ($339,894)  $1,200,000             $200,000           $2,900,000     ($339,894)
   A310-300       A0409    $1,200,000       $187,192  $1,000,000             $200,000           $2,400,000       $187,192
   A310-300       A0410    $1,200,000       $459,338  $1,000,000             $200,000           $2,400,000       $459,338
   A310-300       A0437    $1,200,000   ($1,200,000)  $1,000,000             $200,000           $2,400,000   ($1,200,000)
   A320-200       D0279     $750,000        $184,649  $1,250,000             $135,000           $2,135,000       $184,649
   A320-200       D0393     $750,000         $37,924  $1,250,000             $135,000           $2,135,000        $37,924
   A320-200       D0397     $750,000       ($85,283)  $1,250,000             $135,000           $2,135,000      ($85,283)
   A320-200       D0414     $750,000       ($10,146)  $1,250,000             $135,000           $2,135,000      ($10,146)
   A320-200       D0428     $750,000              $0  $1,250,000             $135,000           $2,135,000             $0
   A320-200       D0446     $750,000        $220,416  $1,250,000             $135,000           $2,135,000       $220,416
   A321-100       G0557     $750,000        $352,140  $1,250,000             $135,000           $2,135,000       $352,140
   A321-100       G0597     $750,000      ($750,000)  $1,250,000             $135,000           $2,135,000     ($750,000)
   A330-300       E054     $1,200,000     ($562,561)  $1,200,000             $200,000           $2,600,000     ($562,561)
   A340-300       F094     $1,800,000     ($501,548)  $2,000,000             $200,000           $4,000,000     ($501,548)
   B737-300       23255     $800,000        $240,529  $1,000,000             $120,000           $1,920,000       $240,529
   B737-300       23256     $800,000                  $1,000,000             $120,000           $1920,000              $0
   B737-300       24449     $800,000      ($262,000)  $1,000,000             $120,000           $1,920,000     ($262,000)
   B737-300       25161     $800,000        $324,614  $1,000,000             $120,000           $1,920,000       $324,614
   B737-300       27635     $800,000      ($800,000)  $1,000,000             $120,000           $1,920,000     ($800,000)
   B737-300       24299     $800,000        $590,470  $1,000,000             $120,000           $1,920,000       $590,470
   B737-300       26295     $800,000              $0  $1,000,000             $120,000           $1,920,000             $0
   B737-300       26309     $800,000      ($800,000)  $1,000,000             $120,000           $1,920,000     ($800,000)
   B737-300F      23811     $800,000      ($525,793)  $1,000,000             $120,000           $1,920,000     ($525,793)
  B737-300QC      23788     $800,000              $0  $1,000,000             $120,000           $1,920,000             $0
   B737-400       24707     $800,000      ($206,197)  $1,000,000             $135,000           $1,935,000     ($206,197)
   B737-400       26279     $800,000      ($491,423)  $1,000,000             $135,000           $1,935,000     ($491,423)
   B737-400       26291     $800,000        $359,057  $1,000,000             $135,000           $1,935,000       $359,057
   B737-400       26308     $800,000              $0  $1,000,000             $135,000           $1,935,000             $0
   B737-400       24234     $800,000        $256,109  $1,000,000             $135,000           $1,935,000       $256,109
   B737-400       25104     $800,000        $138,032  $1,000,000             $135,000           $1,935,000       $138,032
   B737-400       25105     $800,000              $0  $1,000,000             $135,000           $1,935,000             $0
   B737-400       25371     $800,000      ($653,824)  $1,000,000             $135,000           $1,935,000     ($653,824)
   B737-500       26304     $800,000      ($114,311)  $1,000,000             $120,000           $1,920,000     ($114,311)
   B737-500       25165     $800,000      ($800,000)  $1,000,000             $120,000           $1,920,000     ($800,000)
   B747-300       24106    $2,500,000             $0  $2,500,000             $325,000           $5,325,000             $0
   B747-400       24955    $2,500,000     ($915,905)  $2,500,000             $325,000           $5,325,000     ($915,905)
  B757-200ER      23767    $1,100,000     ($761,442)  $1,400,000             $175,000           $2,675,000     ($761,442)
  B757-200ER      24965    $1,100,000   ($1,053,928)  $1,400,000             $175,000           $2,675,000   ($1,053,928)
  B757-200ER      25044    $1,100,000        $34,564  $1,400,000             $175,000           $2,675,000        $34,564
  B757-200ER      28160    $1,100,000       $264,878  $1,400,000             $175,000           $2,675,000       $264,878
  B757-200ER      24367    $1,100,000   ($1,100,000)  $1,400,000             $175,000           $2,675,000   ($1,100,000)
  B757-200ER      24260    $1,100,000        $18,572  $1,400,000             $175,000           $2,675,000        $18,572
  B757-200ER      24266    $1,100,000     ($650,327)  $1,400,000             $175,000           $2,675,000     ($650,327)
  B757-200ER      26272    $1,100,000     ($915,009)  $1,400,000             $175,000           $2,675,000     ($915,009)
  B767-200ER      23807    $1,200,000   ($1,200,000)  $1,200,000             $200,000           $2,600,000   ($1,200,000)
  B767-300ER      24798    $1,200,000       $264,724  $1,200,000             $200,000           $2,600,000       $264,724
  B767-300ER      24875    $1,200,000     ($605,667)  $1,200,000             $200,000           $2,600,000     ($605,667)
  B767-300ER      25132    $1,200,000     ($597,913)  $1,200,000             $200,000           $2,600,000     ($597,913)
  B767-300ER      26256    $1,200,000     ($449,020)  $1,200,000             $200,000           $2,600,000     ($449,020)
  B767-300ER      26260    $1,200,000   ($1,200,000)  $1,200,000             $200,000           $2,600,000   ($1,200,000)
     F.50         20232     $300,000       ($24,590)   $200,000              $80,000             $580,000       ($24,590)
     F.50         20233     $300,000         $32,361   $200,000              $80,000             $580,000         $32,361
     F.70         11564     $400,000              $0   $400,000              $95,000             $895,000              $0


                                       9


     F.70         11565     $400,000              $0   $400,000              $95,000             $895,000              $0
     F.70         11569     $400,000              $0   $400,000              $95,000             $895,000              $0
     MD-82        49825     $650,000      ($300,256)   $725,000              $113,000           $1,488,000     ($300,256)
     MD-83        49657     $650,000      ($151,629)   $725,000              $113,000           $1,488,000     ($151,629)
     MD-83        49822     $650,000        $288,927   $725,000              $113,000           $1,488,000       $288,927
     MD-83        49824     $650,000        $399,025   $725,000              $113,000           $1,488,000       $399,025
     MD-83        53050     $650,000      ($650,000)   $725,000              $113,000           $1,488,000     ($650,000)

V.   AIRCRAFT & ENGINE PROFILES

B737-300/-400/-500 Series Aircraft

As Stage 3 noise rules closed in at last on the 737-200, Boeing re-engined the aircraft with the CFM-56 engine, which met the rules and also offered higher power and the opportunity to stretch both the fuselage (capacity) in the -400 model and the range. They also built the model -500, which kept the basic -200 configuration. The 737-300 was introduced in the early 1980s, and entered service in 1984, several years behind the MD-80 which was already achieving extensive orders, again giving the lead to Douglas.

As of January 2000, Boeing had delivered 1,982 of this re-engined 2nd Generation series, while another 5 remain on order, thus continuing the successful tradition of the 737. Success was quick for the current production 737s, as they found homes in fleets already populated with the -100s and -200s. The aircraft particularly suited the deregulated American market, where smaller planes fitted hub-and-spoke operations. Overall, more than 160 airlines have selected the 2nd generation 737 to meet their growth/replacement needs. As airline consolidation continues, however, and as limited slot, gate, runway, and terminal facilities impede growth, we look to the airlines to turn to larger aircraft to meet their needs. This, in short, means that not all-737 operators will upgrade with the newer 3rd generation (-600/-700/-800/-900) models. The introduction of the -600 / -700 / -800 / -900 series has preempted incoming orders for the current family. Orders for this 3rd generation now stand at 1,376. We suspect a good number of the orders for the -700/-800 will be converted to the -900 as time goes by. Eighty percent of American's 630-plane commitment to Boeing was for 737s.

The 737-300 / -400 / -500 series is fully compliant with all-current noise and environmental regulations.

Economics
The MBA Model indicates good operating economics for the 737-300 and particularly the higher capacity -400 during the forecast period. The -500 is quite marginal on a comparable basis due to its lack of seat capacity and, therefore, lack of earning power. It was built to be a niche aircraft, and it is going to have to stay in its niche.
Statistics

Statistics

                      B737-300/-400/-500 Fleet Statistics
                               As of January 2000
                                            B737-300    B737-400    B737-500
-------------------------------------------------------------------------------
        Number of Ordered Aircraft            1,257        530        443
        Number of Delivered Aircraft          1,110        483        389
        Number of Cancelled Aircraft           145         44          54
        Backlog                                 2           3          0
        Options                                 0          17          10
        Delivered in the last 12 months        26           9          4
        Number of Destroyed Aircraft            9           4          1
        Number of Retired Aircraft              0           0          0
        Number of Parked Aircraft              14           8          1
        Number  of Aircraft in Operation      1,100        480        388
        Number of Operators                    120         67          39
        Number of Leased Aircraft              743         308        219
        Number of Owned Aircraft               357         172        169
        Fleet Average Hours                  25,752      18,511      16,013
        Fleet Average Cycles                 17,972      12,675      12,935
        Average Age                            9.0         6.9        6.3

Availability
Total number on market, August/98: 16 (-300); 12 (-400); 2 (-500)
Total number on market, August/99: 36 (-300); 15 (-400); 1 (-500)
Total number on market, January/00: 22 (-300); 15 (-400); 3(-500)

747-300 Aircraft

The 747-300 is a -200B with an extended upper deck. The original 747-200 design could accommodate up to 16 first/business class passengers in the upper deck, behind the flight crew compartment. The -300 extended this compartment back 60 feet, to the point where it could accommodate 40-60 passengers depending on seating density/class. The aircraft was also known as the 'SUD' or 'EUD' for Stretched or Extended Upper Deck.

The original concept was initially offered as a conversion of existing -200Bs, but KLM was the only taker, converting ten late model 200Bs and Combis in 1985/86. The aircraft was then offered by Boeing as an alternative to the -200B on the production line, and a modest total of 81 were built from 1983 to 1991 for 17 airlines using all three basic engines: P&W, RR, and GE. Two-thirds were ordered by the Pacific Rim carriers, and none by U.S. airlines. Slightly less than one-third of the orders were for Combi models. The -300 should have a direct operating cost per seat approximately five percent lower than a comparable -200B due to its higher seating capacity. The original Asian operators are now trying to unload their -300s in order to make room for the new -400s.

The Combi configuration has fallen somewhat into disfavor in the marketplace due to pending fire suppression modification requirements. From an economic standpoint, the Combi offers the carrier the opportunity to satisfy limited passenger and cargo requirements over a route with the same aircraft.

Statistics


                           B747-300 Fleet Statistics
                               As of January 2000
                                                        B747-300
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                         81
        Number of Delivered Aircraft                       81
        Number of Cancelled Aircraft                       0
        Backlog                                            0
        Options                                            0
        Delivered in the last 12 months                    0
        Number of Destroyed Aircraft                       2
        Number of Retired Aircraft                         0
        Number of Parked Aircraft                          8
        Number  of Aircraft in Operation                   79
        Number of Operators                                25
        Number of Leased Aircraft                          28
        Number of Owned Aircraft                           51
        Fleet Average Hours                              51,599
        Fleet Average Cycles                             10,984
        Average Age                                       13.7

Availability
Total number on market, August/98: 5
Total number on market, August/99: 9
Total number on market, January/00: 9

B757 Aircraft

The 757 was conceived in 1978 as the successor to the 727. First deliveries took place in late 1982 as 727 production was terminated. The aircraft was somewhat slow in penetrating the market, as it came on-line in the depression of the early 1980s, but has seen accelerating popularity in the late 1980s and 90s. The aircraft is offered in two engine configurations, Rolls Royce and Pratt & Whitney. The aircraft's popularity has increased as airlines have grown to appreciate its fuel economy and operating efficiency. As of January 2000, the Rolls version had the greater market share, with 511 deliveries, compared to 376 deliveries for the P&W version. Both versions have achieved decent operator bases, with 46 airlines ordering the RR version and 19 the P&W. A cargo version is also in production, with 80 already produced and 2 more on order. United Parcel Service was the major purchaser, ordering 35 P&W powered models, and then 20 more Rolls-powered configurations along with 41 options.

The 757's capabilities have grown in the 17 years it has been produced, and it is currently available at much higher gross weights and in an ER (extended range) version used by several European carriers in transatlantic operations. In late 1995 and 1996 a total of three 757s were lost in accidents, with crew reactions to emergency situations considered the probable cause. In the prior 15 years only one had been lost in a hijacking situation in China.

The backlog of undelivered ordered and optioned 757s speaks to the appeal of the aircraft. The economic superiority of the 757 over the smaller narrow-bodies (737 and MD-80) suggests that the heaviest casualties may befall these latter aircraft, and that the airlines will tend to move up to the 757. The major competitor to the 757 is not the smaller American twins, but rather the Airbus A319/320/321 series which has piled up an impressive order backlog. Airbus is increasingly penetrating the U.S. market, as seen by USAir's recent order for up to 400--at the expense of existing Boeing options. Current operating costs suggest the A320 is up to 25 percent more efficient than the 737s or MD-80s, and even equal to, or superior to, the 757, but Boeing's own B-737-800/900s also challenge the B-757 from below.

The difficulty in placing Eastern's 25-plane fleet after its bankruptcy perhaps raises a note of caution with respect to any aircraft. Their disposal required some two years, involving lessors, banks, and Boeing. Realizations were reasonable in the early transactions, but tended to decline later. The fact that the aircraft were encumbered by tax benefit transfer liabilities did not appear to be a factor. There have been no recent `fire sales' of this nature. In the final analysis, the 757 is assured of a firm share of the aircraft market for many years to come in both passenger and cargo configuration. It has excellent environmental characteristics and has not experienced technical difficulties.

Economics
The MBA Model shows the 757 to be one of the most efficient aircraft of any type, size, or age. Its combination of capacity, low fuel consumption and reasonable price all contribute to its outstanding economics. We expect that the 757 will prove to be one of the strongest players in the residual value market for the next two decades.

Statistics

                             B757 Fleet Statistics
                               As of January 2000
                                                          B757
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                       1,052
        Number of Delivered Aircraft                      893
        Number of Cancelled Aircraft                       82
        Backlog                                            77
        Options                                           120
        Delivered in the last 12 months                    55
        Number of Destroyed Aircraft                       5
        Number of Retired Aircraft                         0
        Number of Parked Aircraft                          0
        Number  of Aircraft in Operation                  887
        Number of Operators                                69
        Number of Leased Aircraft                         400
        Number of Owned Aircraft                          487
        Fleet Average Hours                              23,134
        Fleet Average Cycles                             10,042
        Average Age                                       7.6

Availability
Total number on market, August/98: 8
Total number on market, August/99: 16
Total number on market, January/00: 1

B767-200/-300/-400 Series Aircraft

The twin-aisle semi-wide-body 767 was launched in 1978 and entered service in 1982. The aircraft has undergone significant development in terms of gross weight and capacity, affecting payload and range. The initial model, the 767-200, offered a MGTOW of 280,000 pounds, while the current 767-300ER is certified at 412,000 pounds. Early development extended the range of the -200 as the ER model, enabling it to fly the Atlantic nonstop. Initial routings were circuitous, since the aircraft had to stay within 90 minutes of a landing place. But as experience was gained, the FAA and international authorities approved ETOPS (extended range twin-engine over water operations), and more direct routes became possible. The first production models of the larger 767-300 were delivered in 1986 in domestic configuration, soon to be followed by successively higher gross weight Extended Range (ER) models. Orders for the -200 slowed to a trickle following the introduction of the -300, and it is probable that production of this model will be discontinued in the near future. Much of the success of the 767 program is attributable to ETOPS operations, where these aircraft (and the A310) have replaced 747s, DC-10s and L-1011s on many long flights. So far there have been no untoward incidents under the ETOPS programs.

Economics
The MBA Model indicates that it is hard to make money with the 767. Satisfactory margins are achieved only by classifying the 767 as a narrowbody in terms of seating capacity. By definition, MBA has assumed that only 67.5 percent of maximum certified seating is installed in a widebody, compared to 85 percent in a narrowbody. This is in accord with industry experience. By making this narrowbody assumption, we increased the available seating in the 767-300 from 218 to 247. Interestingly, this compares with the experience of American and Delta in their -300s. American uses theirs both domestically and internationally, and has 215 seats installed. Delta's are all used domestically, and have 248 seats.

In the long term, the relatively high seat mile costs of the 767s will make them less desirable in the used market, and the demand for and price of these aircraft will decline further than that of more desirable types. Their residual values will also be impaired and they will move into the cargo market.

MBA has classified the aircraft as having seven-abreast seating. Interestingly, British tour operators utilize the aircraft in an eight-abreast configuration, thus increasing potential maximum seating from 290 seats in our model to 375 seats claimed by Boeing. With 375 seats, the 767-300 becomes a potent economic competitor. However, until the industry shows more signs of utilizing this capability we will continue to use the conventional capacity.

Statistics

                          B767 Series Fleet Statistics
                               As of January 2000
                                                   B767-200      B767-300
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                   242           642
        Number of Delivered Aircraft                 230           536
        Number of Cancelled Aircraft                  2             63
        Backlog                                       10            43
        Options                                       0             29
        Delivered in the last 12 months               0             36
        Number of Destroyed Aircraft                  4             2
        Number of Retired Aircraft                    0             0
        Number of Parked Aircraft                     3             2
        Number  of Aircraft in Operation             226           534
        Number of Operators                           37            67
        Number of Leased Aircraft                     71           235
        Number of Owned Aircraft                     155           299
        Fleet Average Hours                         45,756        23,145
        Fleet Average Cycles                        16,713        6,857
        Average Age                                  13.8          6.2

Availability
Total number on market, August/98: 1 (-200); 5 (-300)
Total number on market, August/99: 4 (-200); 15 (-300)
Total number on market, January/00: 7 (-200); 11 (-300)

MD-80 Series Aircraft

McDonnell Douglas was the first manufacturer to recognize and act on the imminence of future noise restrictions, as well as to take advantage of available technology to stretch the DC-9 at least one more time from a basic 139-seat to a 172-seat configuration. The MD-80 series is an elongated, higher gross version of the venerable DC-9 fitted with Stage 3 Pratt & Whitney JT8D-217 / -219 engines. It was originally certified in 1980 after a few embarrassing pratfalls. In the last decade gross weight and range have been increased, and a truncated version, the MD-87, offered. Most recently, DAC had announced the MD-90 series, using the new IAE V-2500 engine, which offered quieter, more efficient operation. But the MD-90 was a slow seller, a victim of the malaise, which gradually paralyzed Douglas and lead to the Boeing merger. Boeing after the remaining 30 orders are delivered has now officially terminated the MD-90. Saudi Arabian Airlines, with 19 MD-90s in service, is the largest remaining customer.

Eleven hundred and sixty-three MD-80s of all versions are currently in service. MD-80s have a five-abreast seating configuration, contrasted with the six-abreast seating of the competitive Boeing and Airbus products. The JT8D-217/-219 engines achieve only marginal compliance with Stage 3 noise limits; therefore, the nagging concern exists that as noise rules are invariably tightened the MD-80 will be squeezed out before its time. The only solution would be reengining with the same power plants as the MD-90--an $8.0 to $10.0 million project per aircraft, or development of further noise suppression, which is the more likely solution.

The MD-80 suffers from a smaller operator base than the Boeing 737-300/-400/-500s with which it competes. This has been a long-term problem with the Douglas DC-8 and DC-9 as well. There are 56 airlines worldwide, which operate the MD-80 series, and 40 percent are in the hands of two carriers, American and Delta. Many operators utilize more than one type of MD-80; no carrier utilizes more than four of the five. Most carriers have fleets of five or less, suggesting that ultimate resales to these operators will inevitably be in lots of one and two each.

The MD-80's accident record is relatively good--only seven have been destroyed, only one of which is potentially attributable to design problems: the SAS icing incident in

Europe in 1994. The MD-80 should have a long and relatively problem-free structural life, given the good record of Douglas on the DC-8, DC-9, and DC-10.

The MD-80's cost characteristics are reasonable due to its high seating capacity; and provided it can skirt the ever-present risk of more stringent noise restrictions, it should have a long and productive useful life in competition with existing and newly developing aircraft. On the used market older models are already priced in the range of $80,000 a seat--about 30 percent that of a new aircraft--giving it a significant advantage for a new operator. Its largest probable market is with existing DC-9 operators, replacing their 30-year-old aircraft as they are forced to retire them.

Economics
The MBA Model shows the MD-80 series (with the exception of the short-bodied MD-87) to have superior economic characteristics. At comparable seating densities, its lower capital costs offset slightly higher fuel consumption than the 737-300. The stretched fuselage gives it better seat-mile costs than earlier DC-9s.

General Comment
FAA very recently announced that they were planning to order the re-wiring of all DC-10, MD-11 and MD 80-90 series aircraft. The contemplated AD will order the removal of all metalized mylar-covered wiring and replacement within four years in conjunction with major maintenance operation. The change is supposed to decrease the danger of wire fires such as suspected to have brought down the Swissair MD-11 a year ago. The FAA estimates the cost per aircraft at $380,000 to $800,000 per aircraft

Statistics


                           MD-82/-83 Fleet Statistics
                               As of January 2000
                                                   MD-82       MD-83
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                  583         284
        Number of Delivered Aircraft                565         276
        Number of Cancelled Aircraft                 18          2
        Backlog                                      0           6
        Options                                      1           10
        Delivered in the last 12 months              0           20
        Number of Destroyed Aircraft                 6           1
        Number of Retired Aircraft                   0           0
        Number of Parked Aircraft                    7           2
        Number  of Aircraft in Operation            590         260
        Number of Operators                          29          26
        Number of Leased Aircraft                   301         200
        Number of Owned Aircraft                    289          60
        Fleet Average Hours                        32,678      23,012
        Fleet Average Cycles                       20,860      13,069
        Average Age                                 12.1        8.2

Availability
Total number on market, August/98: 0 (MD-82); 4 (MD-83)
Total number on market, August/99: 7 (MD-82); 0 (MD-83)
Total number on market, January/00: 6 (MD-82); 1 (MD-83)

A300 Series Aircraft

The twin engine Airbus A300 was launched in 1971, just as the bigger American widebodies were entering service. The first production model was delivered in 1974, and for a number of years the aircraft was a dud on the market--only Air France and Air Inter ordered any. By the end of 1976, 34 had been ordered and 27 were in service. But then Airbus took off--aided by a dramatically successful order placement for 28 aircraft by Eastern. As of January 2000, 537 A300s of all types had been ordered--outstripping the record for the DC-10
(446) and L-1011 (250) by a wide margin. In the past 12 months there have been no deliveries, and although no passenger aircraft remain on order, the demand for cargo versions (with 36 on order from FedEx and UPS) is thriving.

The aircraft has developed through five iterations, distinguished mostly by gross weight increases and engine enhancements. Starting with the later A300-600 series, a two-man glass cockpit was standard equipment.

Almost all earlier models of the A300 were equipped with GE CF6-50C2 engines, except for 24 powered by JT9Ds. During the late 80s the newer P&W 4000 series engines were installed in 31 A300-B4-200s for five customers.

Airbus offered a cargo version of the A300 in the mid-70s, but only eight aircraft were sold at the time. In the mid-1990s Airbus hit it big with FedEx, who ordered 36 and optioned 50 aircraft. Last year UPS also placed an order for 30 A300-600RFs, clearly establishing the primacy of the A300 as a cargo aircraft. The A300 freighter offers a modest range and excellent cubic capacity. The older used aircraft are currently being bought for freighter conversions. The A300 offers a good alternative to the B-727 freighter, now under a cloud due to FAA AD Note restrictions, and is also an alternative to the aging B-707 and DC-8 freighters still in service.

The current production model of the Airbus A300 is the -600R version, with 160 passenger models in service (not including 35 A300-600s). These aircraft are split almost 50/50 between the traditional GE CF6-80 and the newer P&W 4000 engines.

The passenger A300 series has an operator base of 72 airlines, but a major dent was put into the overall number in operation as a result of the Pan Am and Eastern liquidations. As with the DC-10s and L-1011s, freighter conversions for the A300s are affecting the number of aircraft on the market, as we predicted previously.

The A300 complies fully with Stage 3 noise requirements. The metallurgical qualities for the older aircraft have proved to be a bit difficult to cope with, leaving operators with a rather large bill following structural inspections. It is wise in any transfer of ownership or registration to check the physical condition of the aircraft carefully, as it is not forgiving of carelessness or neglect.

Airbus has played a very positive role in the marketing and re-marketing of the aircraft, leading to some political criticism in the United States. This support has been necessary in order to gain acceptance for a new type of aircraft from a new manufacturer in the face of intense competition from the established manufacturer, Boeing/Douglas, as well as the devaluation of the American dollar.

A total of 15 A300s have been destroyed (several due to hostile action) and 35 have been retired or scrapped. The U.S. Navy shot down an Iranian passenger flight over the Arabian Gulf and two Iraqi A300s were destroyed on the ground.

Economics
The economics of the big twin A300 has more than justified the faith, which Airbus had when it launched the aircraft. Interestingly enough, Douglas also toyed with the idea of a twin-engine DC-10, going so far as to develop an active sales program, but then dropped the idea. In the MBA Model, the A300 shows a consistent operating margin in the low 20 percent range, and a net margin of 11 percent or better, making it an attractive acquisition for carriers able to utilize its capacity and medium-range capability.

The recent decisions of Continental and the new Pan Am to retire their A300s casts a shadow over the economics of the aircraft. This is believed to be due as much to the basic utility of the aircraft as well as to its improper application.

The economic comparisons following portray four models of the A300, including the A300B4-100, B4-200, the updated A300-600, and the current A300-600R version. The latter two are available with either Pratt & Whitney or GE powerplants. The introduction of the A330 was apparently the final nail in the coffin of this model as there were no orders during 1994, and only 13 orders for passenger A300's since then, although there have been orders for 66 cargo configurations. Production of the passenger models will probably cease soon.

Statistics

                           A300-600R Fleet Statistics
                               As of January 2000
                                                             A300-600R
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                              219
        Number of Delivered Aircraft                            202
        Number of Cancelled Aircraft                             16
        Backlog                                                  1
        Options                                                  9
        Delivered in the last 12 months                          0
        Number of Destroyed Aircraft                             3
        Number of Retired Aircraft                               0
        Number of Parked Aircraft                                1
        Number  of Aircraft in Operation                        195
        Number of Operators                                      24
        Number of Leased Aircraft                                62
        Number of Owned Aircraft                                133
        Fleet Average Hours                                    21,300
        Fleet Average Cycles                                   11,017
        Average Age                                             8.5

Availability
Total number on market, August/98: 1
Total number on market, August/99: 1
Total number on market, January/00: 1

A310-200/-300 Series Aircraft

The A310 entered service in 1982, and 255 have been delivered. The earlier -200 version has been superseded by the higher gross weight and longer range -300 model. The aircraft are offered with both the GE and P&W power plants, the former having about a two-thirds market share. The A310 was primarily ordered by European carriers, and the only ones in service in North America are those Delta took over from Pan Am (21 - quickly returned to Airbus) and those bought by FedEx (34 total) to convert to cargo. The current operator base is almost 50, which includes 43 airlines plus military and governmental operators. The A310 has appealed to those airlines wanting full widebody capability with minimum seating capacity. It is generally operated with about 218 seats, although Pan Am used only 192, and Delta knocked that down to 177, contributing to poor economics.

In an economic comparison, the A310 is equal to or better than a 767-200, but will be more costly per seat mile than the larger capacity 767-300. Various gross weight options are offered up to 361,600 pounds, but this is almost 50,000 pounds below the maximum of 412,000 permitted on a hi-gross 767-300. This means the Boeing can carry more payload further than an A310.

The A310 is also offered in a cargo/combi version, but no one operates it in this mode. Like its brother the A300, this is changing as operators find success with the freighter version. FedEx has converted 34 aircraft acquired from Lufthansa and Delta and is very satisfied with them.

The A310 has had a boost from the current trend toward use of ETOPS twins on over-ocean routes, replacing the larger 747s and DC-10/L-1011s. This permits airlines to serve long thin routes more frequently and economically.

The A310 is a two-crew aircraft with a glass cockpit and incorporates a standard tail-tank, which allows in-flight center of gravity control for optimum fuel efficiency. The aircraft is too new to have experienced aging aircraft maintenance problems. The A310 fully complies with Stage 3 noise criteria. As of January 2000 twenty seven A310-300's remained on order.

Economics The limited seating capacity of the A310 aircraft gives it a relatively high cost per seat-mile and, therefore, a thin earnings potential in the MBA Model. Many operators because of the nature of their route systems justify the lower cost per aircraft mile and lesser capacity. However, in head-to-head competition, the A310 (and the 767-200 as well) is at a disadvantage because of its lack of leverage.

Statistics

                           A310-300 Fleet Statistics
                               As of January 2000
                                                         A310-300
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                         197
        Number of Delivered Aircraft                       170
        Number of Cancelled Aircraft                        21
        Backlog                                             6
        Options                                             2
        Delivered in the last 12 months                     0
        Number of Destroyed Aircraft                        3
        Number of Retired Aircraft                          0
        Number of Parked Aircraft                           12
        Number  of Aircraft in Operation                   167
        Number of Operators                                 50
        Number of Leased Aircraft                           71
        Number of Owned Aircraft                            96
        Fleet Average Hours                               28,145
        Fleet Average Cycles                              8,864
        Average Age                                        9.4

Availability
Total number on market, August/98: 13
Total number on market, August/99: 5
Total number on market, January/00: 4

A319 - A320-200 - A321-100/-200 Series Aircraft

The A320 was Airbus' first all new design since the launch of the original A300 in 1971. The program was initiated in 1983 and logged almost 400 orders prior to first delivery in 1988. The A320s are now offered with both the CFM-56 and the IAE V-2500 engine, with the CFM version having a long head start.

The A321, a stretched version designed to directly challenge the 757-200 and bridge the gap between the A320 and A330/340, was launched in 1989. The first deliveries were made to Lufthansa and Alitalia in early 1994. Seating in the A321 was increased to 186 (and more in all-coach configurations) from a nominal 150 in the A320 and the gross weight increased by 19,200 pounds. As of January 2000, there were 141 A321s delivered and 137 on order.

The A319 is the opposite of the A321--that is, a truncated version of the original aircraft. The program was officially launched with a modest six-aircraft order by leasing giant ILFC in late 1992. Prospects were not encouraging as more than one year went by before subsequent orders were placed. However, Air Canada provided a major boost to Airbus with an order of 34 A319s in April 1994. As of July 1999, 625 A319s have been ordered, 145 delivered, and 458 are on order.

The Northwest and Air Canada situations are significant due to the Airbus family concept factor, (common type ratings and minimal differences training for pilots of the A319 through A340 aircraft), which is the core of the manufacturer's goal to develop entire fleets with major carriers. Air Canada, which operates A320s already, chose this Airbus concept with both the A319 order and an eight-plane A340 order as well. Northwest Airlines, which operates 69 A320s (and has 13 on order) ordered 50 A319s and switched their A340 order for 16 A330s for delivery beyond 2000. Other carriers, including Air France and Lufthansa, operate at least three of these five types, but the European influence may tilt decision-makers at airlines such as these. Airbus believes its concept will give its new designs significant advantages over Boeing aircraft, and the 1997 and 1998 order books indicate it is doing just that. MBA believes the combination of extremely efficient designs and the inherent savings in training and other costs make the Airbus family an attractive avenue for an entire fleet refurbishment, as US Airways' commitment for 400-some aircraft appears to justify.

The A320 family incorporates an increased amount of composites in its secondary structure compared to older jets, a complete fly-by-wire control system, and a computerized flight management system which, when engaged, virtually precludes putting the aircraft into stalls or other extreme conditions. This system has been blamed by some for two early incidents in which the crews placed the aircraft in an untenable position close to the ground with the system disconnected and from which it was unable to recover. These two aircraft were totally cleared by the airworthiness authorities, as well as one involved in a third incident in which the crew made a below-minimum approach in bad weather and struck high ground. This third aircraft had no ground proximity warning device installed, a device now required by the French government and long required by many others. In general, all these components have held up well in service, and the reliability of the aircraft has been excellent.

United's 1994 order for 50 A320s, plus an option for 50 more was announced as a 727 replacement, of which United still operates 53 and has 33 A320s on order. It is obvious that other airlines will use their large orders to surplus older aircraft as well. Alitalia, with 22 A321s in service and three on order, is replacing its stable of MD-82s. As mentioned, Air Canada's commitments for the A319 will eventually go to reduce the fleet count of DC-9s. Thus the advent of the A320 family is hastening the retirement of older, less efficient jets. The A320s currently in service are operating at seat mile costs as low as half of that for older aircraft. The combination of all the above factors leads us to believe the A320 family will enjoy a long production run and in-service useful life, with strong residual values.

The A320 offers the advantage of being able to carry seven LD-3 cargo containers--a feat not even the 767 can perform. The fuselage is approximately 10 inches wider than that of the 727/737/757 series, offering wider aisles and roomier seats. There are no cargo or Combi models currently offered by Airbus, although such a configuration is possible. The exception is the A300 `Beluga' outsized special cargo aircraft, which is being leased for commercial applications.

Economics
The A320/321 vies with the 757 as the most efficient aircraft in service. Fuel efficiency, new technology design and low operating cost parameters combine to give these aircraft among the lowest seat mile costs of any being built or in service. MBA believes both will produce satisfactory operating and net ratios well into this century. The A319 will not be as favorable, as is the case with most truncated derivatives (747SP, L-1011-500). They will, however, provide enough incentive for larger carriers (likely with Airbus aircraft already) to order and place them at the bottom of the capacity scale in their fleets.

Statistics
                             A320 Fleet Statistics
                               As of January 2000
                                                          A320
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                       1,415
        Number of Delivered Aircraft                      775
        Number of Cancelled Aircraft                      132
        Backlog                                           508
        Options                                           160
        Delivered in the last 12 months                    84
        Number of Destroyed Aircraft                       6
        Number of Retired Aircraft                         0
        Number of Parked Aircraft                          5
        Number  of Aircraft in Operation                  769
        Number of Operators                                83
        Number of Leased Aircraft                         444
        Number of Owned Aircraft                          325
        Fleet Average Hours                              15,169
        Fleet Average Cycles                             8,787
        Average Age                                       5.7

Availability
Total number on market, August/98: 8
Total number on market, August/99: 5
Total number on market, January/00: 3

A330 Aircraft

The A330 and A340 projects were launched simultaneously in 1989 and quickly racked up over 200 orders in two years for the new aircraft. Both aircraft utilize the same basic airframe and wing, and have identical dimensions in the basic models. The A330 is a big twin-engine aircraft, and the A340 utilizes four CFM-56 engines to obtain greater range and payload capability over water. Both aircraft continue the A300/310 fuselage cross section and design concepts, but are 33 feet longer than the A300. Gross weight for the initial delivery aircraft is about 140,000 pounds greater than the A300-B4 for the A330, and over 200,000 pounds greater for the A340.

The A330 offers significantly greater capacity and lower seat mile costs than the Boeing 767 or the older A300s. The A330/340 now both come in two configurations, a standard body long-range aircraft, and a shorter-bodied longer-range model. In a nine-abreast, all economy configuration the A330/340 can carry 440 passengers, giving it a capacity close to the 747, identical to the 777-200 series and 10-to-20 percent greater than the DC-10/MD-11 or the L-1011.

We do not believe the A330/340 will make obsolete any of the earlier widebodies, though evidence exists that the A300-600 line was all but finished with the introduction of the A330. It will, however, hasten their replacement in the fleets of the major carriers, and increase the number on the market available for low cost services, cargo conversions, or alternative military missions. As we predicted last year, the economic superiority of the big Airbuses and the B-777s brought an end to the MD-11 production.

Economics
The MBA Economic Model shows the A330 to have one of the highest operating and net margins of any aircraft due to its excellent cost characteristics and great operating efficiency. Cost per seat mile is among the lowest of any aircraft type, and the wide range of capabilities of the A330, from domestic medium-range, high density to long-range ETOPS international routes, makes it very desirable.

Statistics

                         A330-300 Fleet Statistics
                               As of January 2000
                                                          A330-300
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                          204
        Number of Delivered Aircraft                         78
        Number of Cancelled Aircraft                         52
        Backlog                                              74
        Options                                              59
        Delivered in the last 12 months                      3
        Number of Destroyed Aircraft                         1
        Number of Retired Aircraft                           0
        Number of Parked Aircraft                            0
        Number  of Aircraft in Operation                     78
        Number of Operators                                  13
        Number of Leased Aircraft                            28
        Number of Owned Aircraft                             50
        Fleet Average Hours                                9,911
        Fleet Average Cycles                               3,815
        Average Age                                         3.6

Availability
Total number on market, August/98: 0
Total number on market, August/99: 2
Total number on market, January/00: 2

F.50 Aircraft

The F.50 was the replacement for the F.27, and came into service in 1987, a year after the last F.27 was delivered. Although it is physically similar to the F.27, and has the same cabin length as the F.27-500, the F.50 design has less than 20 percent commonality with its predecessor as newer technologies were applied to the 30-year-old design. The F.50 is principally a European aircraft, with 131 of the 211 aircraft in service operated by European carriers. No F.50s are operated directly by the European majors, but many are being operated by their regional subsidiaries, such as Aer Lingus Commuter (6), KLM CityHopper (13), and SAS Commuter (22). None are operated in the U.S.

The demand for the F.50 ended abruptly, and although it was still nominally a production aircraft when Fokker went out of business, 1995 was the last year of production, and 1993 was the last year of meaningful production. There were 27 aircraft built in 1992, ten in 1993, and one thereafter. It was not the demise of Fokker which terminated the F.50, but the competition of the regional jets and other large turboprops.

Statistics

                              F50 Fleet Statistics
                               As of January 2000
                                                            F50
        Number of Ordered Aircraft                          220
        Number of Delivered Aircraft                        212
        Number of Cancelled Aircraft                         8
        Backlog                                              0
        Options                                              0
        Delivered in the last 12 months                      0
        Number of Destroyed Aircraft                         1
        Number of Retired Aircraft                           0
        Number of Parked Aircraft                            8
        Number  of Aircraft in Operation                    211
        Number of Operators                                  30
        Number of Leased Aircraft                           148
        Number of Owned Aircraft                             63
        Fleet Average Hours                                13,434
        Fleet Average Cycles                               15,414
        Average Age                                         8.3

Availability
Total number on market, August/98: 9
Total number on market, August/99: 5
Total number on market, January/00: 2

F.70 & F.100 Aircraft

The Fokker 100 went into service in 1988 as the successor to the F.28 series. It is a longer, stretched version of the basic F.28 design equipped with Rolls Royce Tay engines which meet Stage 3 noise requirements and have greater power. The basic aircraft can accommodate up to 122 passengers in an all-economy version, and is configured at 104 in the MBA Model.

A total of 280 F.100s have been built. Over 40 percent of the delivered aircraft are at American (75) and USAir (40), who are not happy campers. Twenty-one other carriers make up the rest of the F.100 operator list.

Early in 1993, a joint venture between Fokker and GPA (now GECAS) collapsed, leaving 58 aircraft without a destination. The backlog was subsequently worked-off through purchases by old customers as well as start-ups like
Raleigh-Durham's Midway.

A truncated version of the F.100, Fokker rolled out the F.70 in 1994. The aircraft was aimed directly at the largest turboprops--ATR-72, Jetstream 61, etc.--as an alternative in some larger, short-haul commuter markets. If anyone could have pulled this off, it was Fokker--as it proved with the F.28. But this time around, the competition was fiercer as far as jets were concerned. Already, the AVRO RJ-70 and Canadair RJ-100/-100ER grabbed over 150 orders in this segment, while the F.70--the last of the three to enter service--captured 47 orders. The fact that the aircraft was a shortened F.100 did not help it, as the major structures were designed to carry 100-110 people.

Economics
The MBA Model shows a reasonable operating margin for the F.100, generating an average margin of 23 percent for the mature aircraft and 15 percent at the net level. It should be noted that the major operators (American and USAir) paid only about two-thirds of the nominal price for the aircraft, and at these prices the net margin is substantially improved. The figures suggest that the
F.100 has matured to a price level where any route which could take advantage of the aircraft's seating. Typically, this will be those routes where yields are higher and capacity is not a fundamental requirement.

Statistics

                              F70 Fleet Statistics
                               As of January 2000
                                                             F70
-------------------------------------------------------------------------------
        Number of Ordered Aircraft                            75
        Number of Delivered Aircraft                          45
        Number of Cancelled Aircraft                          30
        Backlog                                               0
        Options                                               0
        Delivered in the last 12 months                       0
        Number of Destroyed Aircraft                          0
        Number of Retired Aircraft                            0
        Number of Parked Aircraft                             0
        Number  of Aircraft in Operation                      47
        Number of Operators                                   12
        Number of Leased Aircraft                             17
        Number of Owned Aircraft                              30
        Fleet Average Hours                                 6,586
        Fleet Average Cycles                                5,662
        Average Age                                          3.9

Availability
Total number on market, August/98: 0
Total number on market, August/99: 0
Total number on market, January/00: 0

CF6-80C2 Engine

Rating: 52,500-61,500 lbs thrust

Applications: Airbus A300-600/-600R, A310-200 Advanced/-300; Boeing 747-200/-300/-400, 767-200ER/-300/-300ER; McDonnell Douglas MD-11

General Electric developed the CF6 engine as the main power source for the DC-10 by late sixties. Initial thrust ratings of 40,000 lbs have steadily increased to 67,500 in the -80E1 variant that is offered on the A330. The CF6 engines have accumulated more than 200 million flight hours in 28 years of operation. Dispatch reliability is reported to exceed 99.9%. One CF6-80C2 engine remained on wing on a US Airways B767-200ER for more than 30,000 hours with only routine maintenance, establishing a new record of reliability.

All CF6-50C/E and later/higher derivative of CF6 family of engines achieve Stage 3 noise compliance. Early models of the engine required some modifications to upgrade them to the later -C2/E2 standard, but this was a relatively minor problem compared with the earlier versions of the Pratt & Whitney engines.

VII. COVENANTS

This report has been prepared for the exclusive use of Morgan Stanley & Co International Limited and shall not be provided to other parties by MBA without the express written consent of Morgan Stanley & Co. International Limited.

MBA certifies that this report has been independently prepared and that it fully and accurately reflects MBA's opinion as to the Current Market Value. MBA further certifies that it does not have, and does not expect to have, any financial or other interest in the subject or similar aircraft and engine.

This report represents the opinion of MBA as to the Current Market Value of the subject aircraft and engine and is intended to be advisory only in nature. Therefore, MBA assumes no responsibility or legal liability for any actions taken, or not taken, by Morgan Stanley & Co. International Limited or any other party with regard to the subject aircraft. By accepting this report, all parties agree that MBA shall bear no such responsibility or legal liability.

                                           PREPARED BY:



                                           Edwin G. Lindquist
                                           Director - Asset Assurance

                                           REVIEWED BY:



February 1, 2000                           Morten S. Beyer, Appraiser Fellow
                                           Chairman & CEO
                                           ISTAT Certified Senior Appraiser